Exhibit 99.1

Verisk Reports First-Quarter 2022 Financial Results

•	Consolidated revenues were $775.5 million, up 6.8%, and up 5.3% on an organic constant currency (OCC) basis for the first quarter of 2022.
•

Net income attributable to Verisk was $505.7 million, up 199.9% for the first quarter of 2022. The increase was primarily related to $450.8 million gain from the sale of our environmental health and safety business (3E), partially offset by the $73.7 million long-lived asset impairment associated with the sale of our Financial Services segment. Adjusted EBITDA, a non-GAAP measure, was $359.3 million, up 4.0%, and up 4.1% on an OCC basis.

•

Diluted GAAP earnings per share (diluted EPS) attributable to Verisk were $3.13 for the first quarter of 2022, up 203.9%. Diluted adjusted earnings per share (diluted adjusted EPS), a non-GAAP measure, were $1.34, up 8.9%.

•	Consolidated and OCC Revenue and Adjusted EBITDA growth were negatively impacted by the suspension of all commercial operations in Russia and higher discrete professional fees in the first quarter of 2022.
•	Net cash provided by operating activities was $399.6 million, down 10.9% for the first quarter of 2022. Free cash flow, a non-GAAP measure, was $339.6 million, down 12.8%.
•	We paid a cash dividend of 31 cents per share on March 31, 2022. Our Board of Directors approved a cash dividend of 31 cents per share payable on June 30, 2022.
•	We repurchased $571.3 million of our shares during the first quarter of 2022.

JERSEY CITY, N.J., May 3, 2022 — Verisk (Nasdaq:VRSK), a leading global data analytics provider, today announced results for the first quarter ended March 31, 2022.

Scott Stephenson, chairman, president, and CEO, said, "It has been an honor to lead this company. The Verisk I joined 21 years ago was a smaller, private company, entirely focused in the United States, and today we help customers around the globe drive positive and profitable outcomes through a combination of unique data insights, software, technology and talent. I have the utmost confidence that I leave Verisk in extremely capable hands of leaders who will continue to drive growth and long-term shareholder value."

Lee Shavel, CFO and group president, said, "As I step into the role of CEO, I am focused near-term on business portfolio and EBITDA margin objectives and longer-term on driving the growth and returns that create long-term shareholder value. Verisk, at its best, creates value for our clients as a trusted technology partner, investing at industry scale to deliver improved decision-making and operational efficiencies."

Summary of Results (GAAP and Non-GAAP)

(in millions, except per share amounts)

Note: Adjusted EBITDA, diluted adjusted EPS, and free cash flow are non-GAAP measures.

	Three Months Ended
	March 31,
	2022	2021	Change
Revenues	$775.5	$726.1	6.8%
Net income attributable to Verisk	505.7	168.6	199.9
Adjusted EBITDA	359.3	345.5	4.0
Diluted EPS attributable to Verisk	3.13	1.03	203.9
Diluted adjusted EPS	1.34	1.23	8.9
Net cash provided by operating activities	399.6	448.7	(10.9)
Free cash flow	339.6	389.5	(12.8)

Revenues

Consolidated revenues increased 6.8% and 5.3% on an OCC basis for the first quarter of 2022. During the first quarter, Verisk suspended all commercial operations in Russia which negatively impacted revenue by $2.9 million in the period. Normalizing for this, OCC revenue would have grown 5.7% in the first quarter of 2022.

Revenues and Revenue Growth by Segment

(in millions)

Note: All OCC figures exclude results from recently announced dispositions namely, 3E and Verisk Financial Services.

			Revenue Growth
	Three Months Ended		Three Months Ended
	March 31,		March 31, 2022
	2022	2021	Reported	OCC
Underwriting & rating	$416.0	$377.1	10.3%	6.4%
Claims	170.4	158.5	7.5	5.3
Insurance	586.4	535.6	9.5	6.1
Energy and Specialized Markets	154.3	156.2	(1.2)	1.9
Financial Services	34.8	34.3	1.6	-
Revenues	$775.5	$726.1	6.8	5.3

Insurance segment revenues grew 9.5% in the first quarter and 6.1% on an OCC basis.

•

Underwriting and rating revenues increased 10.3% in the quarter and 6.4% on an OCC basis, resulting primarily from annual increases in price derived from continued enhancements to the content of the solutions within our industry-standard insurance programs, as well as selling expanded solutions to existing customers in commercial and personal lines. In addition, extreme event solutions and life solutions contributed to the growth.

•	Claims revenues grew 7.5% in the quarter and 5.3% on an OCC basis. Growth was primarily driven by our claims analytics revenue and property estimating solutions.

Energy and Specialized Markets segment revenue decreased 1.2% in the quarter and increased 1.9% on an OCC basis. OCC growth was primarily driven by subscription and consulting revenues. Normalizing for the impact of suspended operations in Russia, Energy revenue would have grown 4.3% on an OCC basis.

Financial Services segment revenue increased 1.6% in the quarter, primarily due to portfolio management and spend informed analytics, offset by lower bankruptcy volumes.

Net Income Attributable to Verisk and Adjusted EBITDA

During first-quarter 2022, net income attributable to Verisk increased 199.9%. The increase was primarily related to the gain from the sale of our environmental health and safety business (3E). Adjusted EBITDA increased 4.0%, and 4.1% on an OCC basis. During the quarter, we incurred incremental expense of $1.4 million related to the suspension of commercial operations in Russia and $4.5 million in discrete professional fees. Adjusted for this impact, OCC adjusted EBITDA growth was 6.9%, reflecting core operating leverage on solid revenue growth and a beneficial timing difference related to executive compensation which will reverse over the remainder of 2022.

EBITDA and Adjusted EBITDA by Segment

(in millions)

Note: Adjusted EBITDA is a non-GAAP measure. Margin is calculated as a percentage of revenues. See "Non-GAAP Reconciliations" below for a reconciliation to the nearest GAAP measure. All OCC figures exclude results from recently announced dispositions namely, 3E and Verisk Financial Services.

	Three Months Ended March 31,
	EBITDA		EBITDA Margin		Adjusted EBITDA		Adjusted EBITDA Growth		Adjusted EBITDA Margin
							2022	2022
	2022	2021	2022	2021	2022	2021	Reported	OCC	2022	2021
Insurance	$302.3	$289.0	51.5%	54.0%	$302.3	$288.9	4.6%	5.5%	51.5%	53.9%
Energy and Specialized Markets	501.9	53.7	325.3	34.4	51.1	53.7	(4.8)	(4.9)	33.1	34.4
Financial Services	(67.8)	2.9	(194.9)	8.3	5.9	2.9	106.0	-	16.9	8.3
Consolidated	$736.4	$345.6	95.0	47.6	$359.3	$345.5	4.0	4.1	46.3	47.6

Earnings Per Share and Diluted Adjusted Earnings Per Share

Diluted EPS attributable to Verisk increased 203.9% to $3.13 for the first quarter of 2022 primarily due to the gain from the sale of our environmental health and safety business, lower interest expense, and a lower average share count, partially offset by the long-lived asset impairment associated with our Financial Services segment.

Diluted adjusted EPS increased 8.9% to $1.34 for the first quarter of 2022 primarily due to organic growth within the business, lower interest expense, and a lower average share count.

Cash Flow and Free Cash Flow

Net cash provided by operating activities was $399.6 million for the first quarter of 2022, down 10.9%. Capital expenditures were $60.0 million for the first quarter, up 1.4%. Free cash flow was $339.6 million, down 12.8%, primarily due to a decrease in cash collections as a result of the sale of our environmental health and safety business on March 11, 2022, delayed collections from certain customers from the first quarter of 2022 to the second quarter of 2022 and one-time employee related payments. Free cash flow is a non-GAAP measure. See "Non-GAAP reconciliations" below for a reconciliation to the nearest GAAP measure.

Dividend

On March 31, 2022, we paid a cash dividend of 31 cents per share of common stock issued and outstanding to the holders of record as of March 15, 2022.

On April 27, 2022, our Board of Directors approved a cash dividend of 31 cents per share of common stock issued and outstanding, payable on June 30, 2022, to holders of record as of June 15, 2022.

Share Repurchases

Including the accelerated share repurchase (ASR) settled in the first quarter of 2022, we repurchased approximately 3,053 thousand shares at an average price of $187.17, for a total cost of $571.3 million for the first quarter of 2022. As of March 31, 2022, we had $1,032.5 million remaining under our share repurchase authorization.

Conference Call

Our management team will host a live audio webcast to discuss the financial results and business highlights on Wednesday, May 4, 2022, at 8:30 a.m. EST (5:30 a.m. PT, 1:30 p.m. GMT). All interested parties are invited to listen to the live event via webcast on our investor website at http://investor.verisk.com. The discussion will also be available through dial-in number 1-877-755-3792 for U.S./Canada participants or 512-961-6560 for international participants.

A replay of the webcast will be available for 30 days on our investor website and through the conference call number 1-855-859-2056 for U.S./Canada participants or 404-537-3406 for international participants using Conference ID #6145897.

About Verisk

Verisk provides data-driven analytic insights and solutions for the insurance and energy industries. Through advanced data analytics, software, scientific research, and deep industry knowledge, Verisk empowers customers to strengthen operating efficiency, improve underwriting and claims outcomes, combat fraud, and make informed decisions about global issues, including climate change and extreme events as well as political and ESG topics. With offices in more than 30 countries, Verisk consistently earns certification by Great Place to Work® and fosters an inclusive culture where all team members feel they belong.

Verisk is traded on the Nasdaq exchange and is a part of the S&P 500 Index and the Nasdaq-100 Index.

For more information, please visit www.verisk.com.

Contact:

Investor Relations
Stacey Brodbar
Head of Investor Relations
Verisk
201-469-4327
IR@verisk.com

Media

Alberto Canal

Verisk Public Relations

201-469-2618

Alberto.Canal@verisk.com

Forward-Looking Statements

This release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. This includes, but is not limited to, our expectation and ability to pay a cash dividend on our common stock in the future, subject to the determination by our Board of Directors and based on an evaluation of our earnings, financial condition and requirements, business conditions, capital allocation determinations, and other factors, risks, and uncertainties. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “target,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements, because they involve known and unknown risks, uncertainties, and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance.

Other factors that could materially affect actual results, levels of activity, performance, or achievements can be found in our quarterly reports on Form 10-Q, annual reports on Form 10-K, and current reports on Form 8-K filed with the Securities and Exchange Commission. If any of these risks or uncertainties materialize or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Notes Regarding the Use of Non-GAAP Financial Measures

We have provided certain non-GAAP financial information as supplemental information regarding our operating results. These measures are not in accordance with, or an alternative for, U.S. GAAP and may be different from non-GAAP measures reported by other companies. We believe that our presentation of non-GAAP measures provides useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations. In addition, our management uses these measures for reviewing our financial results, for budgeting and planning purposes, and for evaluating the performance of senior management.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Expenses: EBITDA represents GAAP net income adjusted for (i) depreciation and amortization of fixed assets; (ii) amortization of intangible assets; (iii) interest expense; and (iv) provision for income taxes. Adjusted EBITDA represents EBITDA adjusted for acquisition-related costs (earn-outs), gain/loss from dispositions (which includes businesses held for sale), and nonrecurring gain/loss. Adjusted EBITDA expenses represent adjusted EBITDA net of revenues. We believe these measures are useful and meaningful because they help us allocate resources, make business decisions, allow for greater transparency regarding our operating performance, and facilitate period-to-period comparison.

Adjusted Net Income and Diluted Adjusted EPS: Adjusted net income represents GAAP net income adjusted for (i) amortization of intangible assets, net of tax; (ii) acquisition-related costs (earn-outs), net of tax; (iii) gain/loss from dispositions (which includes businesses held for sale), net of tax; and (iv) nonrecurring gain/loss, net of tax. Diluted adjusted EPS represents adjusted net income divided by weighted-average diluted shares. We believe these measures are useful and meaningful because they allow evaluation of the after-tax profitability of our results excluding the after-tax effect of acquisition-related costs and nonrecurring items.

Free Cash Flow: Free cash flow represents net cash provided by operating activities determined in accordance with GAAP minus payments for capital expenditures. We believe free cash flow is an important measure of the recurring cash generated by our operations that may be available to repay debt obligations, repurchase our stock, invest in future growth through new business development activities, or make acquisitions.

Organic: Organic is defined as operating results excluding the effect of recent acquisitions and dispositions (which include businesses held for sale) that have occurred over the past year. An acquisition is included as organic at the beginning of the calendar quarter that occurs subsequent to the one-year anniversary of the acquisition date. Once an acquisition is included in its current-period organic base, its comparable prior-year-period operating results are also included to calculate organic growth. A disposition (which includes a business held for sale) is excluded from organic at the beginning of the calendar quarter in which the disposition occurs (or when a business meets the held-for-sale criteria under U.S. GAAP). Once a disposition is excluded from its current-period organic base, its comparable prior-year-period operating results are also excluded to calculate organic growth. We believe the organic presentation enables investors to assess the growth of the business without the impact of recent acquisitions for which there is no prior-year comparison and the impact of recent dispositions, for which results are removed from all prior periods presented to allow for comparability.

Organic Constant Currency (OCC) Growth Rate: Our operating results, such as, but not limited to, revenue and adjusted EBITDA, reported in U.S. dollars are affected by foreign currency exchange rate fluctuations because the underlying foreign currencies in which we transact changes in value over time compared with the U.S. dollar; accordingly, we present certain constant currency financial information to assess how we performed excluding the impact of foreign currency exchange rate fluctuations. We calculate constant currency by translating comparable prior-year-period results at the currency exchange rates used in the current period. We believe organic constant currency is a useful and meaningful measure to enhance investors’ understanding of the continuing operating performance of our business and to facilitate the comparison of period-to-period performance because it excludes the impact of foreign exchange rate movements, acquisitions, and dispositions.

See page 10 for a reconciliation of consolidated adjusted EBITDA and a segment results summary and a reconciliation of adjusted EBITDA. See page 11 for a reconciliation of segment adjusted EBITDA margin, a reconciliation of adjusted EBITDA expenses, and a reconciliation of diluted adjusted EPS. See page 12 for a reconciliation of net cash provided by operating activities to free cash flow.

Attached Financial Statements

Please refer to the full Form 10-Q filing for the complete financial statements and related notes.

VERISK ANALYTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

As of March 31, 2022 and December 31, 2021

	March 31, 2022	December 31, 2021
	(in millions, except for share and per share data)
ASSETS:
Current assets:
Cash and cash equivalents	$397.9	$280.3
Accounts receivable, net of allowance for doubtful accounts of $19.2 and $21.3, respectively	528.3	446.3
Prepaid expenses	105.5	102.6
Income taxes receivable	—	36.7
Other current assets	36.0	36.7
Current assets held for sale	51.7	—
Total current assets	1,119.4	902.6
Noncurrent assets:
Fixed assets, net	635.9	658.2
Operating lease right-of-use assets, net	231.9	253.1
Intangible assets, net	1,280.1	1,225.9
Goodwill	3,957.6	4,331.2
Deferred income tax assets	5.0	6.6
Other noncurrent assets	438.6	430.5
Noncurrent assets held for sale	490.5	—
Total assets	$8,159.0	$7,808.1

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable and accrued liabilities	251.2	320.7
Short-term debt and current portion of long-term debt	1,296.3	971.3
Deferred revenues	707.0	501.0
Operating lease liabilities	35.9	41.2
Income taxes payable	93.9	9.0
Current liabilities held for sale	20.3	—
Total current liabilities	2,404.6	1,843.2
Noncurrent liabilities:
Long-term debt	2,342.8	2,342.8
Deferred income tax liabilities	435.0	470.5
Operating lease liabilities	238.6	254.7
Other noncurrent liabilities	47.5	54.4
Noncurrent liabilities held for sale	14.6	—
Total liabilities	5,483.1	4,965.6
Commitments and contingencies
Stockholders’ equity:
Common stock, $.001 par value; 2,000,000,000 shares authorized; 544,003,038 shares issued; 158,869,156 and 161,651,639 shares outstanding, respectively	0.1	0.1
Additional paid-in capital	2,632.5	2,608.7
Treasury stock, at cost, 385,133,882 and 382,351,399 shares, respectively	(5,205.9)	(4,638.1)
Retained earnings	5,696.9	5,240.4
Accumulated other comprehensive losses	(465.0)	(394.6)
Total Verisk stockholders' equity	2,658.6	2,816.5
Noncontrolling interests	17.3	26.0
Total stockholders’ equity	2,675.9	2,842.5
Total liabilities and stockholders’ equity	$8,159.0	$7,808.1

VERISK ANALYTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

For the Three Months Ended March 31, 2022 and 2021

	Three Months Ended March 31,
	2022	2021
	(in millions, except for share and per share data)
Revenues	$775.5	$726.1
Operating expenses (income):
Cost of revenues (exclusive of items shown separately below)	280.5	262.4
Selling, general and administrative	135.3	119.8
Depreciation and amortization of fixed assets	49.6	48.5
Amortization of intangible assets	44.6	45.0
Other operating income, net	(377.1)	—
Total operating expenses, net	132.9	475.7
Operating income	642.6	250.4
Other income (expense):
Investment (loss) income	(0.4)	1.7
Interest expense	(31.3)	(35.4)
Total other expense, net	(31.7)	(33.7)
Income before income taxes	610.9	216.7
Provision for income taxes	(105.1)	(48.7)
Net income	505.8	168.0
Less: Net (income) loss attributable to noncontrolling interests	(0.1)	0.6
Net income attributable to Verisk	$505.7	$168.6
Basic net income per share attributable to Verisk	$3.15	$1.04
Diluted net income per share attributable to Verisk	$3.13	$1.03
Weighted-average shares outstanding:
Basic	160,680,955	162,641,819
Diluted	161,638,617	164,436,717

VERISK ANALYTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

For the Three Months Ended March 31, 2022 and 2021

	Three Months Ended March 31,
	2022	2021
	(in millions)
Cash flows from operating activities:
Net income	$505.8	$168.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of fixed assets	49.6	48.5
Amortization of intangible assets	44.6	45.0
Amortization of debt issuance costs and original issue discount, net of original issue premium	0.3	0.4
Provision for doubtful accounts	1.7	3.2
Gain on sale of assets	(450.8)	—
Stock-based compensation expense	20.5	25.4
Impairment of long-lived assets	73.7	—
Deferred income taxes	(37.1)	(0.7)
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(133.1)	(89.5)
Prepaid expenses and other assets	1.4	(4.2)
Operating lease right-of-use assets, net	10.4	10.4
Income taxes	131.0	38.4
Accounts payable and accrued liabilities	(70.0)	(25.9)
Deferred revenues	266.1	256.9
Operating lease liabilities	(10.3)	(10.1)
Other liabilities	(4.2)	(17.1)
Net cash provided by operating activities	399.6	448.7
Cash flows from investing activities:
Acquisitions and purchase of additional controlling interest, net of cash acquired of $17.4 and $3.8, respectively	(445.4)	(13.7)
Proceeds from sale of assets	575.0	—
Investments in nonpublic companies	(41.0)	—
Capital expenditures	(60.0)	(59.2)
Escrow funding associated with acquisitions	(2.3)	—
Payment of contingent liability related to acquisition	—	(1.2)
Other investing activities, net	—	0.4
Net cash provided by (used in) investing activities	26.3	(73.7)

	Three Months Ended March 31,
	2022	2021
	(in millions)
Cash flows from financing activities:
Proceeds from short-term debt	200.0	—
Repayment of current portion of long-term-debt	—	(50.0)
Proceeds from issuance of short-term debt with original maturities less than three months	125.0	—
Repurchases of common stock	(571.3)	(100.0)
Proceeds from stock options exercised	15.8	7.6
Net share settlement of taxes from restricted stock and performance share awards	(11.3)	(7.8)
Dividends paid	(49.4)	(47.1)
Other financing activities, net	(2.4)	(1.9)
Net cash used in financing activities	(293.6)	(199.2)
Effect of exchange rate changes	(6.6)	(3.7)
Net increase in cash and cash equivalents	125.7	172.1
Cash and cash equivalents, beginning of period	280.3	218.8
Cash and cash equivalents, end of period	$406.0	$390.9
Supplemental disclosures:
Income taxes paid	$11.7	$10.8
Interest paid	$21.1	$19.5
Noncash investing and financing activities:
Deferred tax liability established on date of acquisition	$16.1	$2.2
Net assets sold as part of the disposition	$124.2	$—
Finance lease additions	$2.1	$2.0
Operating lease additions, net of terminations	$1.7	$6.7
Fixed assets included in accounts payable and accrued liabilities	$0.3	$0.9

Non-GAAP Reconciliations

Consolidated Adjusted EBITDA Reconciliation

(in millions)

Note: EBITDA, adjusted EBITDA, and organic adjusted EBITDA are non-GAAP measures. Margin is calculated as a percentage of consolidated revenues.

	Three Months Ended March 31,
	2022		2021
	Total	Margin	Total	Margin
Net income	$505.8	65.2%	$168.0	23.1%
Depreciation and amortization of fixed assets	49.6	6.4	48.5	6.7
Amortization of intangible assets	44.6	5.8	45.0	6.2
Interest expense	31.3	4.0	35.4	4.9
Provision for income taxes	105.1	13.6	48.7	6.7
EBITDA	736.4	95.0	345.6	47.6
Impairment loss	73.7	9.5	—	—
Acquisition-related costs (earn-outs)	—	—	(0.1)	—
Gain from disposition	(450.8)	(58.2)	—	—
Adjusted EBITDA	359.3	46.3	345.5	47.6
Adjusted EBITDA from acquisitions and dispositions	(19.2)	(2.4)	(17.2)	(2.4)
Organic adjusted EBITDA	$340.1	43.9	$328.3	45.2

Segment Results Summary and Adjusted EBITDA Reconciliation

(in millions)

Note: Organic revenues, EBITDA, adjusted EBITDA, and organic adjusted EBITDA are non-GAAP measures.

	Three Months Ended March 31, 2022			Three Months Ended March 31, 2021
	Insurance	Energy and Specialized Markets	Financial Services	Insurance	Energy and Specialized Markets	Financial Services
Revenues	$586.4	$154.3	$34.8	$535.6	$156.2	$34.3
Revenues from acquisitions and dispositions	(19.8)	(24.5)	(34.8)	(0.6)	(27.3)	(34.3)
Organic revenues	$566.6	$129.8	$—	$535.0	$128.9	$—

EBITDA	$302.3	$501.9	$(67.8)	$289.0	$53.7	$2.9
Impairment loss	—	—	73.7	—	—	—
Acquisition-related costs (earn-outs)	—	—	—	(0.1)	—	—
Gain from disposition	—	(450.8)	—	—	—	—
Adjusted EBITDA	302.3	51.1	5.9	288.9	53.7	2.9
Adjusted EBITDA from acquisitions and dispositions	(3.2)	(10.1)	(5.9)	(4.6)	(9.7)	(2.9)
Organic adjusted EBITDA	$299.1	$41.0	$—	$284.3	$44.0	$—

Segment Adjusted EBITDA Margin Reconciliation

Note: Segment adjusted EBITDA margin is calculated as a percentage of respective segment revenues.

	Three Months Ended March 31, 2022			Three Months Ended March 31, 2021
	Insurance	Energy and Specialized Markets	Financial Services	Insurance	Energy and Specialized Markets	Financial Services
EBITDA margin	51.5%	325.3%	(194.9)%	54.0%	34.4%	8.3%
Impairment loss	—	—	211.8	—	—	—
Acquisition-related costs (earn-outs)	—	—	—	(0.1)	—	—
Gain from disposition	—	(292.2)	—	—	—	—
Adjusted EBITDA margin	51.5	33.1	16.9	53.9	34.4	8.3

Consolidated Adjusted EBITDA Expense Reconciliation

(in millions)

Note: Adjusted EBITDA expenses are a non-GAAP measure.

	Three Months Ended
	March 31,
	2022	2021
Operating expenses	$132.9	$475.7
Depreciation and amortization of fixed assets	(49.6)	(48.5)
Amortization of intangible assets	(44.6)	(45.0)
Investment loss (income)	0.4	(1.7)
Acquisition-related costs (earn-outs)	—	0.1
Impairment loss	(73.7)	—
Gain from disposition	450.8	—
Adjusted EBITDA expenses	$416.2	$380.6

Diluted Adjusted EPS Reconciliation

(in millions, except per share amounts)

Note: Diluted adjusted EPS is a non-GAAP measure.

	Three Months Ended
	March 31,
	2022	2021
Net income	$505.8	$168.0
plus: Amortization of intangibles	44.6	45.0
less: Income tax effect on amortization of intangibles	(9.8)	(9.9)
plus: Acquisition-related costs and interest expense (earn-outs)	—	(0.1)
plus: Impairment loss	73.7	—
less: Income tax effect on impairment loss	(16.8)	—
less: Gain from disposition	(450.8)	—
plus: Income tax effect on gain from disposition	70.4	—
Adjusted net income	$217.1	$203.0

Diluted EPS attributable to Verisk	$3.13	$1.03
Diluted adjusted EPS	$1.34	$1.23

Weighted-average diluted shares outstanding	161.6	164.4

Free Cash Flow Reconciliation

(in millions)

Note: Free cash flow is a non-GAAP measure.

	Three Months Ended
	March 31,
	2022	2021	Change
Net cash provided by operating activities	$399.6	$448.7	(10.9)%
Capital expenditures	(60.0)	(59.2)	1.4
Free cash flow	$339.6	$389.5	(12.8)